EXHIBIT 99.1

CONTACT:   James A. Zweifel
           President Casinos, Inc.
           St. Louis, Missouri 63102
           314-622-3018

                                                         FOR IMMEDIATE RELEASE


                      PRESIDENT CASINOS, INC. ANNOUNCES
                         SALE OF DAVENPORT OPERATIONS
                        TO ISLE OF CAPRI CASINOS, INC.


ST. LOUIS, MISSOURI, July 19, 2000 -- President Casinos, Inc. (OTC:PREZ) announced today that it has entered into a definitive agreement under which Isle of Capri Casinos, Inc. (NASDAQ:ISLE) will acquire the President's Davenport casino and hotel operations for $58.2 million. The all-cash transaction is subject to due diligence and the satisfaction of various conditions, including the receipt of regulatory licenses and approvals.

As previously disclosed, President is in default on its $75.0 million Senior Exchange Notes and $25.0 million Secured Notes, due to the fact that the Company did not pay its regularly scheduled interest payment on March 15, 2000. The Company has been in negotiations with representatives of the holders of such debt with respect to repayment of the past due interest and potentially restructuring the indebtedness of the Company.

John S. Aylsworth, President and Chief Operating Officer, said, "This sale is a key step towards restructuring of the Company's indebtedness. The net proceeds from the sale will be used to improve the Company's liquidity and to reduce its overall debt."

President Casinos, Inc. owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.

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